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                                                                      EXHIBIT 11


                  Specialty Care Network, Inc. and Subsidiaries

                       Computation of Per Share Earnings


                                                             FOR THE                FOR THE
                                                              THREE                  THREE
                                                              MONTHS                 MONTHS
                                                               ENDED                 ENDED
                                                           MARCH 31, 1999        MARCH 31, 1998
                                                           --------------        --------------

 Weighted average
    shares outstanding                                         16,494,704            17,731,273

 Effect of dilutive securities:
    Employee stock options                                           --                 540,761
                                                           --------------        --------------

 Weighted average number of
    common shares and common
    share equivalents used in
    computation                                                16,494,704            18,272,034
                                                           ==============        ==============

 Net (loss) income                                         $     (292,824)       $    2,286,323
                                                           ==============        ==============
 Net (loss) income per common
    share (basic)                                          $        (0.02)       $         0.13
                                                           ==============        ==============
 Net (loss) income per common
    share (diluted)                                        $        (0.02)       $         0.13
                                                           ==============        ==============